EXHIBIT 4.3

DESCRIPTION OF Procaccianti Hotel REIT, Inc.
SECURITIES REGISTERED PURSUANT TO SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of the material terms of shares of common stock of Procaccianti Hotel REIT, Inc. registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as set forth in our charter and bylaws, as amended and supplemented from time to time. This summary is qualified in its entirety by reference to our charter and bylaws. References herein to “us,” “we,” “our,” or the “Company” refer to Procaccianti Hotel REIT, Inc. Our charter authorizes the issuance of 248,125,000 shares of capital stock, of which (a) 55,500,000 shares are classified as Class K-I Common Stock with a par value of  $0.01 per share, which we refer to as our K-I Shares, (b) 55,500,000 shares are classified as Class K Common Stock with a par value of  $0.01 per share, which we refer to as K Shares, (c) 116,000,000 shares are classified as Class K-T Common Stock with a par value of  $0.01 per share, which we refer to as K-T Shares, (d)125,000 shares are classified as Class B Capital Stock with a par value of  $0.01 per share, which we refer to as our B Shares, and (e) 21,000,000 shares are classified as Class A Common Stock with a par value of  $0.01 per share, which we refer to as our A Shares.

In addition, our board of directors may amend our charter from time to time without stockholder approval to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. Our board of directors may also classify or reclassify unissued shares of stock of any class or series into other classes or series of stock. Notwithstanding the preceding two sentences, we may not (i) issue or sell additional B Shares, or increase the authorized number of B Shares or (ii) amend, alter, modify or repeal any provision of our charter in a manner disproportionately adversely affecting the rights, privileges and preferences of the B Shares, without the consent of the holders of at least 75% of the issued and outstanding B Shares. The preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of any new class or series of capital stock will be designated and set forth in articles supplementary to our charter filed with the State Department of Assessments and Taxation of Maryland.

K-I Shares, K Shares and K-T Shares

Subject to the restrictions in our charter on the ownership and transfer of shares and except as may otherwise be specified in our charter, each holder of K-I Shares, K Shares and K-T Shares will be entitled at each meeting of our stockholders to one vote per K-I Share, K Share or K-T Share owned by such stockholder on all matters submitted to a vote of our stockholders, including, but not limited to, the election of our directors.

The K-I Shares, K Shares and K-T Shares will rank, with respect to distribution rights and rights upon our company’s liquidation, winding-up and dissolution:

•	pari passu with each other and any other class or series of our capital stock, the terms of which expressly provide that the K-I Shares, K Shares and K-T Shares rank on parity with such class or series as to distribution rights and rights on liquidation, winding-up and dissolution of our company (which such other class or series we refer to as parity securities), and senior to the A Shares, B Shares, and any other class or series of our capital stock, the terms of which expressly provide that the K-I Shares, K Shares and K-T Shares rank senior to such class or series as to distribution rights or rights on our liquidation, winding-up, and dissolution of our company. We refer to such classes or series of capital stock ranking junior to our K-I Shares, K Shares and K-T Shares as junior securities; and

•	junior to all of our existing and future debt obligations and other liabilities (except for deferred asset management fees, acquisition fees, and disposition fees (and any interest accrued thereon) payable to our advisor.

Distribution Rights.   Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to K-I Shares, K Shares, and K-T Shares, if any such class or series is authorized in the future, the holders of each K-I Share, K Share and K-T Share will be entitled to receive, when and as authorized by our board of directors and declared by us, out of legally available funds, cumulative cash distributions on each K-I Share at the rate of 6% per annum of the K-I Share Distribution Base for such K-I Share, cumulative cash distributions on each K Share at the rate of 6% per annum of the K Share Distribution Base for such K Share, and cumulative cash distributions on each K-T Share at the rate of 6% per annum of the K-T Share Distribution Base for such K-T Share. The K-I Share Distribution Base is $10.00 per K-I Share, subject to reduction as described under “— Special Distributions” below; the K Share Distribution Base is $10.00 per K Share, subject to reduction as described under “— Special Distributions” below; and the K-T Share Distribution Base is $10.00 per K-T Share, subject to reduction as described under “ — Special Distributions” below. The distributions on the K-I Shares, K Shares and K-T Shares will accrue on each such share, whether or not authorized by our board and declared by us and whether or not there are funds legally available for the payment of such distributions, on a cumulative basis, from the date of issuance of such K-I Share, K Share or K-T Share. While distributions on the K-I Shares, K Shares and K-T Shares will accrue on a daily basis, distributions on K-I Shares, K Shares and K-T Shares will be payable in arrears to holders of record as they appear in our stock records at the close of business on the applicable record date or record dates, which shall be each day of the period for which such distributions are payable or such other date or dates designated by our board of directors. We expect to pay distributions on our K-I Shares, K Shares and K-T Shares quarterly, unless our results of operations, general financing conditions, general economic conditions, applicable provisions of Maryland law, or other factors make it imprudent to do so. Our goal is to eventually be in a position to make monthly distributions payments. The timing and amount of any distributions will be determined by our board, in its sole discretion, and may vary. Payment of distributions on our K-I Shares, K Shares and K-T Shares will be influenced in part by our intention to comply with the real estate investment trust, or the REIT, requirements of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. To qualify as a REIT, we will be required to distribute 90% of our annual taxable income, determined without regard to the distributions paid deduction and by excluding net capital gains, to our stockholders.

If at any time we pay less than the total amount of accumulated, accrued, and unpaid distributions on the K-I Shares, K Shares, K-T Shares and any parity securities, such payment will be distributed pro rata among the holders of each class of shares based upon the aggregate K-I Shares, K Shares, K-T Shares and parity securities held by each such stockholder as of the close of business on each record date. Payment of distributions on our K-I Shares, K Shares and K-T Shares is not guaranteed.

Unless and until all accumulated, accrued, and unpaid distributions on our K-I Shares, K Shares, K-T Shares and any parity securities for all past distribution periods have been or contemporaneously are declared and paid on such K-I Shares, K Shares, K-T Shares and parity securities (or declared and a sum sufficient for the payment thereof is set aside for payment), we will not, directly or indirectly, declare and pay dividends or other distributions of cash or other property on junior securities (including our A Shares and B Shares), provided that, if we terminate our advisory agreement without cause or elect not to renew it, we will repurchase all A Shares as described in our prospectus.

Special Distributions.   In certain situations, we may have excess cash (as defined below), and our board of directors will authorize special distributions in which the holders of our K-I Shares, K Shares, K-T Shares and any parity securities will be entitled to participate (pro rata based on the number of K-I Shares, K Shares, K-T Shares and parity securities). In the case of such distributions, the holders of our K-I Shares, K Shares, K-T Shares and any parity securities will receive, pari passu with the holders of A Shares and B Shares, 50% of any such excess cash (or 87.5% of such excess cash if the A Shares have been repurchased in connection with a Non-cause Advisory Agreement Termination (as defined in our prospectus). Our board of directors will determine annually, other than upon a liquidation, the amount, if any, of  “excess cash” and will authorize distribution payments of any excess cash on an annual basis. “Excess cash” will equal any cash available for distribution after the board establishes working capital reserves or other reserves it deems necessary (but excluding net sales proceeds from the sale of our assets) and after the full payment of  (i) all accumulated, accrued, and unpaid distributions on our K-I Shares, K Shares, K-T Shares and any parity securities; (ii) the full asset management fees payable to our advisor, including any deferred amounts and any interest accrued thereon; and (iii) all accumulated, accrued and unpaid common ordinary distributions, as described below under “— A Shares — Distribution Rights.”

In addition, if we sell properties generating net cash proceeds other than in accordance with a plan of liquidation, our board of directors will have the right to redeploy that capital, including any profits realized on the sale of such properties, although our board generally expects to attempt to minimize any taxes payable at regular corporate tax rates arising from any failure to distribute all of our net capital gains. Alternatively, our board may authorize a distribution on the K-I Shares, K Shares, K-T Shares and any parity securities, which would first be applied against any accumulated, accrued, and unpaid distributions on the K-I Shares, K Shares, K-T Shares and any parity securities, and then would be applied to reduce the liquidation preference due on such K-I Shares, K Shares, K-T Shares and any parity securities in liquidation, as described below. Any such distributions arising from the proceeds of the sale of our assets, except to the extent they are applied against any accumulated, accrued, and unpaid distributions on the K-I Shares, K Shares, K-T Shares and any parity securities, would also decrease the K-I Share Distribution Base, K Share Distribution Base, and K-T Share Distribution Base.

Liquidation.   Upon any voluntary or involuntary liquidation or dissolution of our company, which we refer to as a liquidation event, before any distribution or payment may be made to holders of the A Shares and B Shares, the holder of each K-I Share, K Share, K-T Share and parity security will be entitled to be paid out of our assets legally available for distribution, after payment or provision for our debts and liabilities (excluding any deferred asset management fees, acquisition fees and disposition fees (plus interest accrued thereon), as discussed below under “— Liquidation — Deferred Fees”), a liquidation preference. The liquidation preference for each K-I Share, K Share, and K-T Share will initially equal $10.00, $10.00, and $10.00 per share, plus an amount equal to any and all accumulated, accrued, and unpaid 6.0% distributions on K-I Shares, K Shares and K-T Shares (whether or not authorized) up to and including the date of payment on such K-I Share, K Share and K-T Share. The liquidation preference may be reduced as a result of the payment of distributions on our K-I Shares, K Shares and K-T Shares arising from the distribution of net sales proceeds. See “— Special Distributions” immediately above. The liquidation preference on parity securities will be determined at the time, if any, that our board of directors authorizes a class or series of parity securities, but such liquidation preference would operate in all material respects in the manner described for the K-I Shares, K Shares, and K-T Shares.

In addition, upon a liquidation event, 50% (or 87.5% if the A Shares have been repurchased in connection with a Non-cause Advisory Agreement Termination) of any remaining liquidation cash (as described below) available for distribution by us (as determined by our board, in its discretion) will be paid to the holders of the K-I Shares, K Shares, K-T Shares and any parity securities, pro rata based on the number of K-I Shares, K Shares, K-T Shares and parity securities outstanding. “Remaining liquidation cash” means all cash available for distribution, as determined by our board after (i) payment in full of, or the setting aside of reserves for, all of our debts and liabilities, limited, in the case of non-recourse liabilities secured by properties, to the value of those properties, and excluding liabilities for the payment of deferred asset management fees, acquisition fees, and disposition fees (and any interest accrued thereon); (ii) payment in full of the liquidation preference on all outstanding K-I Shares, K Shares, K-T Shares and any parity securities; (iii) the full asset management fees are paid, including any deferred amounts and interest accrued thereon; (iv) the full acquisition fees and disposition fees are paid, including any interest accrued thereon; (v) all accrued common ordinary distributions on our A Shares are paid (as described below under “— A Shares — Distribution Rights”); and (vi) payment in full of the stated value of all outstanding A Shares (as described below under — Liquidation — Stated Value of A Shares.” We intend to invest 100% of the proceeds from K-I Shares, K Shares and K-T Shares in assets, therefore holders of our K-I Shares, K Shares and K-T Shares would be limited in their potential return on investment should we return in excess of 9.84% on their investment.

Merger or Acquisition Transaction.   Pursuant to our charter, if we enter into a merger or acquisition transaction, the merger or acquisition consideration would be distributed amongst our stockholders, including holders of K-I Shares, K Shares, K-T Shares and any parity securities, pursuant to the same order of priority as if we liquidated for an amount equal to the aggregate consideration payable in such merger or acquisition transaction. See “— Liquidation” below.

Conversion of K-T Shares.   Each K-T Share sold in our primary offering and any associated K-T Share issued pursuant to our DRIP will automatically and without any action on the part of the holder thereof convert into a number of K Shares equal to a fraction, the numerator of which is the estimated NAV per K-T Share and the denominator of which is the estimated NAV per K Share, on the earliest of (i) the end of the month in which our transfer agent, on our behalf, determines that the aggregate underwriting compensation paid from all sources with respect to the offering in which such K-T Share was sold equals 10% of the gross proceeds from the sale of shares in the primary portion of such offering (i.e., excluding proceeds from our DRIP), (ii) the end of the month in which our transfer agent, on our behalf, determines that total underwriting compensation, including selling commissions, dealer manager fees, the stockholder servicing fee and other elements of underwriting compensation with respect to such K-T Share, exceeds 10% of the total gross investment amount at the time of purchase of such K-T Share, (iii) the end of the month in which our transfer agent, on our behalf, determines that the stockholder servicing fee paid with respect to such K-T Share exceeds 3% of the total gross investment amount at the time of purchase of such K-T Share, (iv) the date on which the holder of such K-T Share or its agent notifies us or our agent that such holder is represented by a new participating broker-dealer unless such new participating broker-dealer enters into a participating dealer agreement or otherwise agrees to ongoing services set forth in the dealer manager agreement or (v) the listing of any class or series of our stock on a national securities exchange, the merger or consolidation of the company or the sale of all or substantially all of our assets.

B Shares

B Shares will not be sold to investors as part of this offering. We issued B Shares to the Service Provider in a private placement under Section 4(a)(2) of the Securities Act. The holders of B Shares have no voting rights, other than the right to vote on and approve any further issuances of or increase in the authorized number of B Shares and any amendments to our charter that would disproportionately adversely impact the rights, preferences or privileges of the B Shares. Except for those special distributions and payments described below, the holders of B Shares hold no other rights under our charter, including rights to participate in stockholder meetings or to receive any other distributions on liquidation.

Special Distributions.   In certain situations, we may have excess cash (as defined under the heading “— K-I Shares, K Shares and K-T Shares — Special Distributions”), and our board of directors may authorize special distributions in which holders of our B Shares will be entitled to participate (pro rata based on the number of B Shares). In the case of such distributions, the B Shares will receive, pari passu with the holders of A Shares, K-I Shares, K Shares, K-T Shares and parity securities, 12.5% of any such excess cash. Our board of directors will determine annually, other than upon a liquidation, the amount, if any, of  “excess cash” and will authorize distribution payments of any excess cash on an annual basis.

Liquidation.   Upon our liquidation, 12.5% of any remaining liquidation cash (as described under “— K-I Shares, K Shares and K-T Shares — Liquidation” above) available for distribution by us (as determined by our board, in its discretion) will be paid to the holders of the B Shares, pro rata based on the number of B Shares.

Merger or Acquisition Transaction.   Pursuant to our charter, if we enter into a merger or acquisition transaction, the merger or acquisition consideration would be distributed amongst our stockholders, including holders of B Shares, pursuant to the same order of priority as if we liquidated for an amount equal to the aggregate consideration payable in such merger or acquisition transaction. See “ — Liquidation” below.

Listing.   Pursuant to our charter, if we list any of our shares of capital stock on a national securities exchange (which automatically results in a termination of the advisory agreement), we will repurchase the B Shares as described under “— Listing Event” below.

A Shares

Subject to the restrictions in our charter on the ownership and transfer of stock and except as may otherwise be specified in our charter, each holder of A Shares will be entitled at each meeting of our stockholders to one vote per A Share owned by such stockholder on all matters submitted to a vote of our stockholders, including but not limited to the election of our directors.

The intended use of proceeds from the sale of A Shares to our advisor and its affiliates in a private placement is to fund (i) our payment of our organization and offering expenses, including the selling commissions, stockholder servicing fees, dealer manager fees and expense reimbursements payable to the dealer manager, (ii) an amount equal to the difference between $10.00 per K-I Share and the $9.30 per K-I share initial purchase price of K-I Shares sold in the primary offering (in order that we will have an amount equal to $10.00 per K-I Share available for investment in assets), and (iii) an amount equal to any discount on the initial offering price of K-I Shares, K Shares and K-T Shares arising from reduced or waived selling commissions (other than reduced selling commissions for volume discounts) or dealer manager fees (in order that we will have an amount equal to $10.00 per K-I Share, K Share and K-T Share available for investment in assets). In some cases, however, particularly early in our life, in order to finance the acquisition of properties, we may use the proceeds of the sale of A Shares to our advisor and its affiliates to acquire properties. To the extent we use the proceeds from the sale of A Shares to acquire properties, we would sell additional A Shares to our adviser and its affiliates to pay for the organization and offering expenses of the K Shares, K-I Shares and K-T Shares.

As described below, our advisor and its affiliates will purchase A Shares in amounts sufficient to fund (i) our payment of our organization and offering expenses, including selling commissions, stockholder servicing fees, dealer manager fees and expense reimbursements payable to the dealer manager, (ii) an amount equal to the difference between $10.00 per K-I Share and the $9.30 per K-I share purchase price of K-I Shares sold in the primary offering and (iii) an amount equal to any discount on the initial offering price of K-I Shares, K Shares and K-T Shares arising from reduced or waived selling commissions (other than reduced selling commissions for volume discounts) or dealer manager fees.

Advisor’s Obligation to Purchase A Shares.   Our advisor and its affiliates have agreed to purchase A Shares in a private placement at the applicable estimated NAV per K Share in order to provide us with funds sufficient to pay the selling commissions, dealer manager fees, stockholder servicing fees, and other organization and offering expenses related to this offering and also to account for the difference between the applicable NAV per K-I Share and the applicable offering price per K-I Share and any amount equal to any discount to the initial offering price of K-I Shares, K Shares, and K-T Shares (excluding volume discounts).

Distribution Rights.   Following the payment in full of all accumulated, accrued, and unpaid distributions on the K-I Shares, K Shares, K-T Shares and any parity securities, and the payment of any accrued asset management fees (and any interest thereon), each A Share will be entitled to receive, when and as authorized by our board and declared by us, out of legally available funds, distributions on each A Share at a rate not to exceed 6.0% of the stated value of an A Share ($10.00) from income and cash flow from ordinary operations on a cumulative basis. We refer to such distributions as “common ordinary distributions.” Except in the case of a liquidation, A Shares are not entitled to participate or receive any distributions on account of net sales proceeds arising from the sale of properties.

The distributions on the A Shares will accrue on each such share, whether or not authorized by our board and declared by us and whether or not there are funds legally available for the payment of such distributions, on a cumulative basis, from the date of issuance of such A Share. Distributions on the A Shares will accrue on a daily basis and will be payable in arrears to holders of record as they appear in our stock records at the close of business on the applicable record date, if any, selected by our board of directors. The timing and amount of common ordinary distributions will be determined by our board, in its sole discretion, and may vary. To the extent necessary to preserve our status as a REIT, we will not be prohibited from declaring or paying or setting apart for payment any dividend or other distribution on the A Shares or any other junior security.

Special Distributions.   In certain situations, we may have excess cash (as defined above under the heading “— K-I Shares, K Shares and K-T Shares — Special Distributions”), and our board of directors may authorize special distributions in which holders of our A Shares will be entitled to participate (pro rata based on the number of A Shares). In the case of such distributions, the holders of A Shares will receive, pari passu with the holders of K-I Shares, K Shares, K-T Shares, parity securities, and B Shares, a special distribution equal to 37.5% of such excess cash (unless all such A Shares previously have been repurchased because of a Non-cause Advisory Agreement Termination, in which case the excess cash otherwise apportioned to the A Shares would be distributed to the holders of the K-I Shares, K Shares, K-T Shares and any parity securities). We expect that our board of directors will authorize payments of any excess cash on an annual basis.

Liquidation.   Upon our liquidation, as described under “— Liquidation — Stated Value of A Shares” below, each holder of A Shares will be entitled to be paid out of our assets legally available for distribution, after payment or provision for our debts and liabilities and the other amounts described under “— Liquidation,” an amount equal to the stated value ($10.00) of an A Share for each A Share then held. In addition, if there is any remaining liquidation cash (as described above under “— K-I Shares, K Shares and K-T Shares — Liquidation” and as determined by our board, in its discretion) the holders of A Shares will receive a distribution of 37.5% of the remaining liquidation cash, pro rata based on the number of A Shares (unless all such A Shares previously have been repurchased because of a Non-cause Advisory Agreement Termination, in which case the excess cash otherwise apportioned to the A Shares would be distributed to the holders of the K-I Shares, K Shares, K-T Shares and any parity securities).

Merger or Acquisition Transaction.   Pursuant to our charter, if we enter into a merger or acquisition transaction, the merger or acquisition consideration would be distributed amongst our stockholders, including holders of A Shares, pursuant to the same order of priority as if we liquidated for an amount equal to the aggregate consideration payable in such merger or acquisition transaction. See “— Liquidation” below.

Listing.   Pursuant to our charter, if we list any of our shares of capital stock on a national securities exchange, our board of directors must give prior notice of such listing to the holders of A Shares, and such holders of A Shares (including our advisor and its affiliates) will have the right to either (a) receive one share of the applicable listed share in exchange for each A Share held as of the date our board gives notice of an intended listing to our holders of A Shares (to be effective on the date of such listing) or (b) require us to repurchase each A Share for the consideration described under “— Listing Event”, which will equal the amount each A Share would be entitled to receive if we liquidated and received liquidation proceeds equal to the “market value” of our company (as defined in “— Listing Event”). Each holder of A Shares will have at least 20 days to make such election.

Advisory Agreement Termination.   The holders of A Shares may also be entitled to receive amounts similar to those described above if we terminate our advisory agreement in the event of a Non-cause Advisory Agreement Termination (i.e., if we terminate our advisory agreement without cause and other than in connection with a liquidity event or if we elect not to renew it).

Distributions

The timing of the distributions will be determined by our board of directors. Our board of directors has adopted a policy to refrain from funding distributions with offering proceeds; instead, we plan to fund distributions from cash flows from operations and capital transactions (other than this or other securities offerings, but which may include the sale of one or more assets). However, our charter does not restrict us from paying distributions from any particular source, including proceeds from securities offerings, and our board of directors has the ability to change our policy of only paying distributions from cash flows from operations or capital transactions (other this or other securities offerings, but which may include the sale of one or more assets). However, in accordance with Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; or (2) cause our total assets to be less than the sum of our total liabilities plus, unless our charter provides otherwise, senior liquidation preferences. Our charter currently provides that amounts that would be needed, if we were to dissolve at the time of such distribution, to satisfy the preferential rights upon dissolution of holders of K-I Shares, K Shares, K-T Shares and any parity securities shall not be added to our total liabilities for these purposes. Subject to the preceding, our board of directors will determine the amount of distributions we will pay to our stockholders.

We currently pay regular quarterly distributions to our stockholders, and while our goal is to declare and pay distributions on our K-I Shares, K Shares and K-T Shares on a monthly basis as of daily record dates, initially we expect to declare and pay distributions on our K-I Shares, K Shares and K-T Shares on a quarterly basis as of daily record dates. We will pay such quarterly distributions within 30 days of the end of each calendar quarter. If we raise $150,000,000 in K-I Shares, K Shares and K-T Shares within one year and we are able to deploy that capital in accordance with our strategic plan, we believe that we will be in a position to pay monthly distributions on our K-I Shares, K Shares and K-T Shares at that time. We can provide no assurance that we will be able to pay distributions on our K-I Shares, K Shares or K-T Shares. Distributions will be authorized at the discretion of our board of directors, which will be influenced in part by its intention to comply with the REIT requirements of the Internal Revenue Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Each distribution will be accompanied by a notice which sets forth: (a) the record date; (b) the amount per share that will be distributed; (c) the equivalent annualized yield; and (d) the amount and percentage of the distributions paid from operations, offering proceeds and other sources. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;

•	our operating and interest expenses;

•	operating results of our properties;

•	the amount of dividends or other distributions received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates when renewing or replacing current leases;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

Further, our cash flows may not be sufficient to offset any shortfalls that may occur as a result of the seasonality of the hospitality industry, in which case we may have to reduce distributions or enter into short-term borrowings in some quarterly periods in order to make distributions to our stockholders.

We must annually distribute at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, in order to meet the requirements for qualification as a REIT under the Internal Revenue Code. This 90% requirement is described in greater detail in the “Material U.S. Federal Income Tax Considerations” section of this prospectus. Our board of directors may authorize distributions in excess of this percentage as it deems appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. Because our board of directors has adopted a policy to refrain from funding distributions with offering proceeds, we plan to fund distributions from cash flows from operations and capital transactions (other than this or other securities offerings, but which may include the sale of one or more assets) and we do not expect to use return of capital sources to pay distributions. See the section entitled “Material U.S. Federal Income Tax Considerations” in this prospectus.

Distributions in kind will not be permitted, except for:

•	distributions of readily marketable securities;

•	distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter; or

•	distributions of in-kind property, so long as, with respect to such in-kind property, the board of directors advises each stockholder of the risks associated with direct ownership of the property, offers each stockholder the election of receiving in-kind property distributions, and distributes in-kind property only to those stockholders who accept the directors’ offer.

Restrictions on Transfer

REIT Qualification Protections

To assist us in complying with the REIT qualification requirements imposed by the Internal Revenue Code, our charter will prohibit, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Internal Revenue Code, more than 9.8% in value of the aggregate of our outstanding shares of capital stock (which includes K-I Shares, K Shares and K-T Shares we may issue in this offering) or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of shares of our stock. The board of directors may, in its sole discretion, prospectively or retroactively, waive the 9.8% ownership limit with respect to, or establish an excepted holder limit for, a particular stockholder if evidence satisfactory to our directors is presented that such ownership will not then or in the future jeopardize our status as a REIT. Our advisor and its affiliates will be exempt from these restrictions with respect to their ownership of A Shares.

Our charter will impose other restrictions designed to protect our status as a REIT, including a prohibition on transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons, would result in us being “closely held” under the Internal Revenue Code, or would otherwise cause us to fail to qualify as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (1) violation of the ownership limit discussed above, (2) our being “closely held” under Section 856(h) of the Internal Revenue Code or (3) our otherwise failing to qualify as a REIT (including by owning, directly or indirectly, 10% or more of the ownership interests in any tenant or subtenant, other than certain taxable REIT subsidiaries), then the number of shares causing the violation (rounded to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust are referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by our board of directors on such securities for the benefit of the charitable beneficiary. Our charter entitles the trustee of the beneficial trust to vote all Excess Securities and, subject to Maryland law, to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the beneficial trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If the transfer to the beneficial trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the proposed transferee acquiring no rights in such shares.

Within 20 days of receiving notice from us that the Excess Securities have been transferred to the beneficial trust, the trustee of the beneficial trust shall sell the Excess Securities. The trustee of the beneficial trust may select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would violate the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds (net of any commissions and other expenses of sale) or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee upon such sale by the amount of any dividends and other distributions we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the charter. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee. If, prior to our discovery that shares of our stock have been transferred to the beneficial trust, the shares are sold by the intended transferee, then the shares will be deemed to have been sold on behalf of the beneficial trust and, to the extent that the intended transferee received an amount for the shares that exceeds the amount such intended transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, Excess Securities will be deemed to have been offered for sale to us or our designee at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer of the Excess Securities to the beneficial trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and the market price on the date we or our designee accept such offer. We will have the right to accept such offer until the trustee of the beneficial trust has sold the Excess Securities. Upon such a sale to us, the interest of the charitable beneficiary in the Excess Securities sold will terminate and the trustee of the beneficial trust will distribute the net proceeds of the sale to the intended transferee. We may reduce the amount payable to the intended transferee upon such sale by the amount of any dividends and other distributions we pay to an intended transferee on Excess Securities prior to our discovery that such Excess Securities have been transferred in violation of the provisions of the charter. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

If our board of directors or a committee thereof determines that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems necessary to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Any person who acquires or attempts or intends to acquire shares in violation of the foregoing restrictions, or would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interests to continue to qualify as a REIT or that compliance with these restrictions is no longer required for us to qualify as a REIT.

The ownership limit does not apply to the underwriter in a public offering or private placement of shares or to a person or persons exempted (prospectively or retroactively) from the ownership limit by our board of directors based upon certain representations and undertakings required by our charter and other appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a notice setting forth the number of shares beneficially owned, directly or indirectly. The securities offered hereby have not been registered under the Securities Act or the securities laws of any state and are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act and such state securities laws. The securities offered hereby may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws pursuant to registration or exemption therefrom.

Minimum Purchase Transfer Restrictions

You must initially invest at least $4,000 in any combination of our K-I Shares, K Shares or K-T Shares to be eligible to participate in this offering.

A stockholder may not transfer fewer shares than the minimum purchase requirement. Unless a stockholder is transferring all of its shares of our common stock, a stockholder may not transfer your shares in a manner that causes the stockholder or its transferee to own fewer than the number of shares required to meet the minimum purchase requirements, except for the following transfers made without consideration: (a) transfers by gift, (b) transfers by inheritance, (c) intrafamily transfers, (d) family dissolutions, (e) transfers to affiliates and (f) transfers by operation of law. These minimum purchase requirements are applicable until our shares of common stock are listed on a national securities exchange, and these requirements may make it more difficult for our stockholders to sell their shares.

Amended and Restated Share Repurchase Program

Our share repurchase program, as described below, may provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us, subject to restrictions and applicable law. Stockholders are not required to sell their shares to us. The share repurchase program is only intended to provide interim liquidity for stockholders until a liquidity event occurs, such as the commencement of execution on a plan of liquidation, the listing of our K Shares, K-I Shares or K-T Shares (or successor security) on a national securities exchange, or our merger with a listed company. We cannot guarantee that a liquidity event will occur.

On March 20, 2020, our board of directors decided to temporarily suspend repurchases under our share repurchase program effective with repurchase requests that would otherwise be processed in April 2020 due to the negative impact of the coronavirus (COVID-19) pandemic on our portfolio to date. However, we will continue to process repurchases due to death in accordance with the terms of our share repurchase program. We will announce any updates concerning its share repurchase program in a Current Report on Form 8-K. Any unprocessed requests will automatically roll over to be considered for repurchase when we fully reopens our share repurchase program, unless a stockholder withdraws the request for repurchase five business days prior to the next repurchase date.

Repurchase of Shares.   A holder of K Shares, K-I Shares or K-T Shares, as applicable, must have beneficially held its shares for at least one year prior to offering them for sale to us through our share repurchase program, unless the K Shares, K-I Shares or K-T Shares, as applicable, are being repurchased in connection with a stockholder’s death, qualifying disability (as defined herein) or other exigent circumstance as determined by our board of directors in its sole discretion. If you have made more than one purchase of K Shares, K-I Shares or K-T Shares in our primary offering, and/or private offering, the one-year holding period will be calculated separately with respect to each such purchase. The Company may, at its sole discretion, repurchase K Shares, K-I Shares and K-T Shares presented to the Company for cash to the extent it has sufficient funds to do so and subject to the conditions and limitations set forth herein. Repurchases of our shares generally will be made quarterly. Shares repurchased under our share repurchase program will become unissued shares and will not be resold unless such sales are made pursuant to transactions that are registered or exempt from registration under applicable securities laws. We will not pay our sponsor, board of directors, advisor or their affiliates any fees to complete transactions under the share repurchase program.

Purchase Price.   The per share repurchase price will depend on the length of time you have held such shares as follows:

•	after one year from the purchase date, 92.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after two years from the purchase date, 95% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable;

•	after three years from the purchase date, 97.5% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable; and

•	after four years from the purchase date, 100% of the most recent per share net asset value of the K Shares, K-I Shares or K-T Shares, as applicable.

Shares repurchased in connection with a stockholder’s death or qualifying disability will be repurchased at a purchase price per share equal to 100% of the most recent per share net asset value of the K Shares, K-I Shares and K-T Shares, as applicable. Notwithstanding the foregoing, pursuant to securities laws and regulations, at any time we are engaged in an offering, the repurchase amount shall never be more than the current offering price of such shares. Shares repurchased in connection with a stockholder’s bankruptcy or other exigent circumstance, in the sole discretion of our board of directors, within one year from the purchase date will be repurchased at a price per share equal to the price per share we would pay had the stockholder held the shares for one year from the purchase date.

The purchase price for repurchased shares will be adjusted for any stock dividends, combinations, splits, recapitalizations, or similar corporate actions with respect to our common stock. If we have sold any properties and have made one or more special distributions to our stockholders of all or a portion of the net proceeds from such sales, the per share repurchase price will be reduced by the net sale proceeds per share distributed to stockholders prior to the repurchase date to the extent such distributions are not used to pay accumulated, accrued and unpaid distributions on such K Shares, K-I Shares and K-T Shares. Our board of directors will, in its sole discretion, determine which distributions, if any, constitute a special distribution. While our board of directors does not have specific criteria for determining a special distribution, we expect that a special distribution will occur only upon the sale of a property and the subsequent distribution of net sale proceeds.

No Encumbrances.   All shares presented for repurchase must be owned by the stockholder(s) making the presentment, or the party presenting the shares must be authorized to do so by the owner(s) of the shares. Such shares must be fully transferable and not subject to any liens or encumbrances. Upon receipt of a request for repurchase, we may conduct a Uniform Commercial Code search to ensure that no liens are held against the shares. Any costs in conducting the Uniform Commercial Code search will be borne by us.

Holding Period.   Only our K Shares, K-I Shares and K-T Shares that have been held by the presenting stockholder for at least one year are eligible for repurchase, except under certain limited circumstances.

a.	Distribution Reinvestment Plan Shares. In the event that we repurchase all of your shares, any shares that you purchased pursuant to our DRIP will be excluded from the one-year holding requirement. Such shares will be repurchased at a discount based on the applicable holding period of the associated primary shares. In the event that you request a repurchase of all of your shares, and you are participating in the DRIP, you will be deemed to have notified us, at the time you submit your repurchase request, that you are terminating your participation in the DRIP and have elected to receive future distributions in cash. This election will continue in effect even if less than all of your shares are accepted for repurchase unless you notify us that you wish to resume your participation in our DRIP.

b.	Death of a Stockholder. Subject to the conditions and limitations described below, we will repurchase our K Shares, K-I Shares and K-T Shares held for less than one year upon the death of a stockholder who is a natural person, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchases on behalf of the trust, within two years from the date of death. If spouses are joint registered holders of the shares, the request to repurchase the shares may be made only if both registered holders die. The waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation or other similar entity.

c.	Qualifying Disability. Subject to the conditions and limitations described below, we will repurchase K Shares, K-I Shares and K-T Shares held for less than one year requested by a stockholder who is a natural person, including shares of our common stock held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, with a “qualifying disability” as defined herein, after receiving written notice from such stockholder within two years from the date of the qualifying disability, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. The waiver of the one-year holding period will not apply to a stockholder that is not a natural person, such as a trust (other than a revocable grantor trust), partnership, corporation, or similar entity.

In order for a disability to be considered a “qualifying disability,” (1) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (2) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “applicable governmental agency”). The “applicable governmental agencies” are limited to the following: (1) if the stockholder paid Social Security taxes and therefore could be eligible to receive Social Security disability benefits, then the applicable governmental agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (2) if the stockholder did not pay Social Security benefits and therefore could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the applicable governmental agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (3) if the stockholder did not pay Social Security taxes and therefore could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and therefore could be eligible to receive military disability benefits, then the applicable governmental agency is the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time if other than the Veteran’s Administration.

Disability determinations by governmental agencies for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums, will not entitle a stockholder to the special repurchase terms applicable to stockholders with a “qualifying disability” unless permitted in the discretion of our board of directors. Repurchase requests following an award by the applicable governmental agency of disability benefits must be accompanied by: (1) the investor’s initial application for disability benefits and (2) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Veteran’s Administration record of disability-related discharge or such other documentation issued by the applicable governmental agency that we deem acceptable and demonstrates an award of the disability benefits.

We understand that the following disabilities do not entitle a worker to Social Security disability benefits:

•	Disabilities occurring after the legal retirement age;

•	Temporary disabilities; and

•	Disabilities that do not render a worker incapable of performing substantial gainful activity.

Therefore, such disabilities will not qualify for the special repurchase terms except in the limited circumstances when the investor is awarded disability benefits by the other “applicable governmental agencies” described above. However, where a stockholder requests a repurchase of his or her shares due to a disability, and such stockholder does not have a “qualifying disability” under the terms described above, the board of directors may repurchase the stockholder’s shares in its discretion on the special terms available for a qualifying disability.

d.	Involuntary Exigent Circumstance. Our board of directors may, in its sole discretion, waive the one-year holding period requirement in the event of involuntary exigent circumstances such as bankruptcy.

Funding and Operation of the Program.   We are not obligated to repurchase shares of our common stock under our share repurchase program. We will limit the number of shares repurchased pursuant to our share repurchase program as follows: (1) we will not repurchase in excess of 5.0% of the weighted average number of K Shares, K-I Shares and K-T Shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which repurchases are being paid (provided, however, that while shares subject to a repurchase requested upon the death of a stockholder will be included in calculating the maximum number of shares that may be repurchased, shares subject to a repurchase requested upon the death of a stockholder will not be subject to the percentage cap); and (2) funding for the repurchase of K Shares, K-I Shares and K-T Shares will be limited to net proceeds we receive from the sale of shares under our DRIP and any other operating funds that may be authorized by our board of directors, in its sole discretion. The foregoing limits might prevent us from accommodating all repurchase requests made in any fiscal quarter or in any 12-month period, in which case quarterly repurchases will be made pro rata, except as described below. Further, our management and/or board of directors reserves the right, in its sole discretion at any time, and from time to time, to reject any request for repurchase for any or no reason.

We will determine whether we have sufficient funds and/or shares available as soon as practicable after the end of each fiscal quarter, but in any event prior to the applicable repurchase date. If we cannot purchase all shares presented for repurchase in any fiscal quarter, based upon insufficient cash available and/or the limit on the number of shares we may repurchase during any year, we will give first priority to the repurchase of deceased stockholders’ shares. While deceased stockholders’ shares will be included in calculating the maximum number of shares that may be repurchased in any annual period, they will not be subject to the annual percentage caps; therefore, if the volume of requests to repurchase deceased stockholders’ shares in a particular quarter were large enough to cause the annual cap to be exceeded, even if no other repurchase requests were processed, the repurchases of deceased stockholders’ shares would be completed in full, assuming sufficient proceeds from the sale of shares under our DRIP or other operating funds authorized by our board of directors were available. If sufficient funds are not available to pay all such repurchases in full, the requests to repurchase deceased stockholders’ shares would be honored on a pro rata basis. We will next give priority to (i) requests of stockholders with qualifying disabilities, and in the discretion of our board of directors, stockholders with another involuntary exigent circumstance, such as bankruptcy, and (ii) next, to requests for full repurchases of accounts with a balance of 100 or less K Shares, K-I Shares and/or K-T Shares at the time we receive the request, in order to reduce the expense of maintaining small accounts. Thereafter, we will honor the remaining quarterly repurchase requests on a pro rata basis. Unfulfilled requests for repurchase will be carried over automatically to subsequent repurchase periods unless a stockholder withdraws the request for repurchase five business days prior to the next repurchase date.

Deadline for Presentment.   Repurchases of our K Shares, K-I Shares and K-T Shares will be made quarterly upon written request to us at least 15 days prior to the end of the applicable quarter. Valid repurchase requests will be honored approximately 30 days following the end of the applicable quarter, which we refer to as the “repurchase date.” Stockholders may withdraw their repurchase request at any time up to five business days prior to the repurchase date.

Account Minimum.   In the event any stockholder fails to maintain a minimum balance of  $2,000 of K Shares, K-I Shares or K-T Shares, we may repurchase all of the shares held by that stockholder at the net asset value repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any applicable repurchase discount.

Termination, Amendment or Suspension of the Program.   Our board of directors may suspend (in whole or in part) the share repurchase program at any time and from time to time upon notice to our stockholders and may amend or terminate the share repurchase program at any time upon 30 days’ prior written notice to our stockholders. We will notify our stockholders of such developments (1) in a Current Report on Form 8-K, in an annual or quarterly report, or (2) by means of a separate mailing to you. The share repurchase program will terminate immediately if our shares are listed on any national securities exchange.

We generally repurchase shares approximately 30 days following the end of the applicable quarter in which requests were received.

Reporting

We will register all securities offered in this offering under the Exchange Act on or before April 30 of the calendar year in which we are required to register pursuant to Section 12 of the Exchange Act. We immediately upon effectiveness of this offering, began filing quarterly, annual and other required reports with the SEC.

Meetings and Special Voting Requirements

An annual meeting of our stockholders will be held each year, at least 30 days after delivery of our annual report. The board members, including the independent directors, shall take reasonable steps to ensure that this requirement is met. Special meetings of stockholders may be called only upon the request of a majority of our board of directors, a majority of the independent directors, the chief executive officer, the president or the chairman of the board and must be called by our secretary to act on any matter that may be properly considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on such matter proposed to be considered at the special meeting. Holders of our K-I Shares, K Shares and K-T Shares will have identical voting rights, unless otherwise required under Maryland law.

Upon receipt of a written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on a matter and that states the purpose(s) of the meeting, the secretary shall provide all stockholders, within ten days after receipt of said request, written notice of the meeting and the purpose of such meeting. Such meeting must be held on a date not less than 15 nor more than 60 days after the distribution of such notice at a time and place specified in such notice, or, if none is specified, at a time and place convenient to stockholders. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at a meeting of stockholders will constitute a quorum. Unless otherwise provided by the Maryland General Corporation Law or our charter, the affirmative vote of a majority of all votes cast is necessary to take stockholder action. With respect to the election of directors, each candidate nominated for election to the board of directors must receive a majority of the votes present, in person or by proxy, in order to be elected. Therefore, if a nominee receives fewer “for” votes than “withhold” votes in an election, the nominee will not be elected.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for a majority vote of the holders of K-I Shares, K Shares, K-T Shares and A Shares in these situations. Our charter further provides that, without the approval of a majority of the shares entitled to vote on the matter, the board of directors may not:

•	amend the charter to materially and adversely affect the rights, preferences and privileges of our stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;

•	cause our liquidation or dissolution after our initial investment in property;

•	sell all or substantially all of our assets other than in the ordinary course of business or as otherwise permitted by law; or

•	cause our merger or similar reorganization expect as permitted by law.

Our advisor must be approved as our advisor by our directors. This determination will be made every year upon the expiration of the advisory agreement. Although our stockholders do not have the ability to vote to approve our advisor or to select a new advisor, stockholders holding K-I Shares, K Shares, K-T Shares and A Shares do have the ability, by the affirmative vote of a majority of the shares entitled to vote generally in the election of directors, to remove a director from our board.

Inspection of Books and Records

Pursuant to our charter, any stockholder and any designated representative thereof will be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them. As a part of our books and records, we will maintain at our principal office an alphabetical list of the names of our stockholders, along with their addresses and telephone numbers and the number of shares of capital stock held by each of them. We will update this stockholder list at least quarterly and, except as provided below, it will be available for inspection at our principal office by a stockholder owning A Shares, K-I Shares, K Shares, K-T Shares or B Shares or his or her designated agent upon request of the stockholder. We will also mail this list to any holder of A Shares, K-I Shares, K Shares, K-T Shares or B Shares within ten days of receipt of his or her request except as provided below. The copy of the stockholder list will be printed in alphabetical order, on white paper and in a type size no smaller than 10-point type. We may impose a reasonable charge for expenses incurred in reproducing such list. Stockholders, however, may not sell or use this list for commercial purposes. The purposes for which stockholders may request this list include matters relating to their voting rights.

If our advisor or our board of directors neglects or unreasonably refuses to exhibit, produce or mail a copy of the stockholder list when properly requested, our advisor and/or board of directors, as the case may be, shall be liable to the stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and any actual damages suffered by any stockholder for the neglect or refusal to produce the list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is not for a proper purpose but is instead for the purpose of securing such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require that the stockholder requesting the stockholder list represent that the request is not for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by our charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Business Combinations

Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combination” includes mergers, consolidations, share exchanges, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as: (1) any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliate with whom the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. We have opted out of these provisions by resolution of our board of directors. However, our board of directors may, by resolution, opt in to the business combination statute in the future.

Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. “Control shares” are voting shares that, if aggregated with all other shares owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares.

Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may repurchase any or all of the control shares for their fair value, except for control shares for which voting rights have previously been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for control shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition.

If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our board of directors in setting the terms of any class or series of our preferred stock, vacancies on our board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in our board of directors the exclusive power to fix the number of directorships provided that the number is not fewer than three. Our bylaws may be amended by our stockholders or the board of directors.

Tender Offers by a Person

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with certain notice and disclosure requirements. These procedural requirements with respect to tender offers apply to any widespread solicitation for shares of our stock at firm prices for a limited time period.

In order for a person to conduct a tender offer, our charter requires that the person comply with Regulation 14D of the Exchange Act and provide us notice of such tender offer at least ten business days before initiating the tender offer. Pursuant to our charter, Regulation 14D would require any person initiating a tender offer to provide:

•	specific disclosure to stockholders focusing on the terms of the offer and information about the bidder;

•	the ability to allow stockholders to withdraw tendered shares while the offer remains open;

•	the right to have tendered shares accepted on a pro rata basis throughout the term of the offer if the offer is for less than all of our shares; and

•	that all stockholders of the subject class of shares be treated equally.

In addition to the foregoing, there are certain ramifications to persons should they attempt to conduct a noncompliant tender offer. No stockholder may transfer shares to any person who initiates a tender offer without complying with the provisions set forth above unless such stockholder first offers the shares to us at the tender offer price in such noncompliant tender offer. The noncomplying stockholder shall also be responsible for all of our expenses in connection with that stockholder’s noncompliance.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting of stockholders must be brought in accordance with our bylaws. The bylaws provide that any business may be transacted at the annual meeting of stockholders without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our bylaws also provide that nominations of individuals for election to our board of directors and the proposal of other business may be made at an annual meeting, but only:

•	in accordance with the notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting; or

•	if the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the preceding year’s annual meeting or if an annual meeting has not yet been held, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following our first public announcement of the date of the annual meeting.

Nominations of individuals for election to our board of directors may be made at a special meeting, but only:

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our bylaws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and

•	not later than 5:00 p.m., Eastern Time, on the later of either:

•	90 days prior to the special meeting; or

•	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board of directors to be elected at the meeting.

Restrictions on Roll-Up Transactions

Our charter requires that some transactions involving an acquisition, merger, conversion or consolidation in which our stockholders receive securities in a surviving entity (known in the charter as a “roll-up entity”), must be approved by the holders of a majority of our then-outstanding shares of common stock. Approval of a transaction with, or resulting in, a “roll-up entity” is required if as part of the transaction our board of directors determines that it is no longer in our best interest to attempt or continue to qualify as a REIT. Transactions effected because of changes in applicable law or to preserve tax advantages for a majority in interest of our stockholders do not require stockholder approval.

In connection with any proposed transaction considered a “Roll-up Transaction” (defined below) involving us and the issuance of securities of an entity, which we refer to as a “Roll-up Entity,” that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties will be obtained from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal must be filed with the SEC and the state regulatory commissions as an exhibit to the registration statement for the offering of the roll-up entity’s shares. As a result, an issuer using the appraisal will be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date immediately preceding the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the independent appraiser will clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed Roll-up Transaction.

A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been for at least 12 months listed on a national securities exchange; or

•	a transaction involving the conversion to trust, or association form of only us if, as a consequence of the transaction, there will be no significant adverse change in common stockholder voting rights, the term of our existence, compensation to our advisor or its affiliates, or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to stockholders entitled to vote on the transaction and who vote “no” on the proposal the choice of:

•	accepting the securities of the Roll-up Entity offered in the proposed Roll-up Transaction; or

•	one of the following:

a.	remaining as stockholders of us and preserving their interests therein on the same terms and conditions as existed previously; or

b.	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We would be prohibited from participating in any proposed Roll-up Transaction:

•	that would result in our voting stockholders having democracy rights in a Roll-up Entity that are less than those provided in our charter and bylaws and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of our charter, and dissolution of us;

•	that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-up Entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares of stock held by that investor;

•	in which investors’ rights to access of records of the Roll-up Entity will be less than those provided in this section of this prospectus entitled “— Meetings and Special Voting Requirements”; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our stockholders eligible to vote on such transaction.

Rights of Objecting Stockholders

Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares of stock under certain circumstances. As permitted by the Maryland General Corporation Law, however, our charter includes a provision that no stockholder may exercise the rights of an “objecting stockholder” under the law unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. As a result of this provision, our stockholders will not have the right to dissent from extraordinary transactions, such as our merger into another company or the sale of all or substantially all of our assets.

Liquidation

We expect to complete a liquidity event approximately five to seven years after the termination of this offering. Our board of directors will consider various forms of liquidity for our stockholders, including, but not limited to: (i) the sale of all or substantially all of our assets for cash or other consideration and our subsequent liquidation and distribution of remaining assets to our stockholders, which we refer to as a “liquidation event”; (ii) the listing of shares of our capital stock on a national securities exchange; and (iii) our company’s sale or merger in a transaction that provides its stockholders with cash, securities, or a combination of cash and securities.

Consideration from a transaction of our company involving a merger or acquisition would be distributed amongst our stockholders in the same manner as proceeds arising from a liquidation event. Proceeds from a liquidation event would be distributed as follows:

Liquidation Preference.   Upon any liquidation event, before any distribution or payment may be made to holders of the A Shares or B Shares, the holder of each K-I Share, K Share, K-T Share and any parity security will be entitled to be paid out of our assets legally available for distribution, after payment or provision for our debts and liabilities (limited, in the case of non-recourse liabilities secured by properties, to the value of those properties and excluding any deferred asset management fees, acquisition fees, and disposition fees (and any interest accrued thereon)) the “liquidation preference” as described above under “— K-I Shares, K Shares and K-T Shares — Liquidation”.

If upon a liquidation event, the available assets of our company, or proceeds thereof, distributable are insufficient to pay in full the liquidation preference on each K-I Share, K Share, K-T Share and parity security, then such assets, or the proceeds thereof, will be distributed among the holders of such shares ratably on a per share basis in the same proportion as the respective amounts that would be payable if all amounts payable thereon were paid in full.

Deferred Fees.   Upon a liquidation event, if sufficient funds are available to pay the liquidation preference on the K-I Shares, K Shares, K-T Shares and parity securities in full, then we will pay, in the following order, all deferred and unpaid asset management fees, all deferred and unpaid acquisition fees, and all deferred and unpaid disposition fees (including interest accrued on all such fees at a non-compounded rate of 6.0% per annum) to our advisor. The Service Provider will be entitled to receive 25% of any such amounts as a fee pursuant to the Services Agreement.

Common Ordinary Distributions.   Upon a liquidation event, after payment of all such deferred fees described in the preceding paragraph, the holder of each A Share will be entitled to be paid out of our assets legally available for distribution, after payment or provision for our debts and liabilities, all accumulated, accrued, and unpaid common ordinary distributions (as described under “— A Shares — Distributions Rights,” above).

Stated Value of A Shares.   Upon a liquidation event, after payment of all common ordinary distributions as described in the preceding paragraph, the holder of each A Share will be entitled to be paid out of our assets legally available for distribution, after payment or provision for our debts and liabilities, an amount equal to the stated value ($10.00) of an A Share for each A Share then held.

Final Distributions.   Upon a liquidation, following the distribution and payment in full of all obligations, 50% (or 87.5% if the A Shares have been repurchased in connection with a Non-cause Advisory Agreement Termination (as defined under “Management Compensation — Payment upon Other Advisory Agreement Termination”) of all remaining liquidation cash (as defined below) available for distribution (as determined by our board, in its discretion) will be paid to the holders of K-I Shares, K Shares, K-T Shares and any parity securities (pro rata based on the number of K-I Shares, K Shares, K-T Shares and parity securities), 37.5% of remaining liquidation cash will be distributed to the holders of A Shares (pro rata based on the number of A Shares) (unless all such A Shares previously have been repurchased in connection with a Non-cause Advisory Agreement Termination, in which case the remaining liquidation cash otherwise apportioned to the A Shares would be distributed to the holders of K-I Shares, K Shares, K-T Shares and parity securities), and 12.5% of remaining liquidation cash will be distributed to the holders of B Shares. “Remaining liquidation cash” means all cash available for distribution, as determined by our board after (i) payment in full of, or the setting aside of reserves for, all of our debts and liabilities, limited, in the case of non-recourse liabilities secured by properties, to the value of those properties, and excluding liabilities for the payment of deferred asset management fees, acquisition fees, and disposition fees (and any interest accrued thereon); (ii) payment in full of the liquidation preference on all outstanding K-I Shares, K Shares, K-T Shares and parity securities; (iii) the full asset management fees are paid, including any deferred amounts and interest accrued thereon; (iv) the full acquisition fees and disposition fees are paid, including any interest accrued thereon; (v) all accrued common ordinary distributions on our A Shares are paid; and (vi) payment in full of the stated value of outstanding A Shares (as described above under “Description of Capital Stock — Liquidation — Stated Value of A Shares”).

Listing Event

We expect that if we were to list any of our shares of capital stock on a national securities exchange, we would list K Shares (or successor securities). The following information assumes that we list K Shares. In such event, outstanding K-T Shares and K-I Shares would automatically convert on a one-to-one basis to K Shares. Pursuant to our charter, if we list any of our shares of capital stock on a national securities exchange, our board of directors must give prior notice of such listing to the holders of A Shares, and such holders of A Shares (including our advisor and its affiliates) will have the right to either (a) receive one K Share (or successor security) for each A Share held as of the date our board gives notice of an intended listing to our holders of A Shares (to be effective on the date of such listing) or (b) require us to repurchase each A Share for the consideration described below, which will equal the amount each A Share would be entitled to receive if we liquidated and received liquidation proceeds equal to the “market value” of our company (as defined below). Each holder of A Shares will have at least 20 days to make such election.

“Market value” means the sum of  (i) the value of the capital stock listed on a national securities exchange based on the average market value of the shares of such stock issued and outstanding at the listing over the 30 days beginning 180 days after the shares of our stock are listed or included for quotation plus (ii) the value of any capital stock not listed on an exchange, if any, for the same period, as determined in good faith by our board of directors, including a majority of our independent directors.

In addition, we will be obligated to pay our advisor the amounts it would be entitled to receive on account of deferred asset management fees, acquisition fees, and disposition fees (and any accrued interest thereon) as if we liquidated and received liquidation proceeds equal to the market value of our company; however, for purposes of determining our advisor’s entitlement to the payment of such fees and interest, the effect of any elections to convert A Shares to K Shares will be disregarded. That is, assuming the market value was at least equal to the liquidation preference due on our K-I Shares, K Shares, K-T Shares and any parity securities (excluding any liquidation preference associated with K Shares issued in exchange for A Shares), our advisor would be entitled to receive an amount equal to (a) any deferred asset management fees, plus any interest accrued thereon, (b) the full acquisition fees previously earned, plus any interest accrued therein, and (c) the full disposition fees previously earned, plus any interest accrued thereon. However, any consideration on account of such fees will be limited to the excess of the market value over the liquidation preference on such K-I Shares, K Shares, K-T Shares and parity securities. The Service Provider (an affiliate of the dealer manager) would be entitled to receive 25% of any such amounts as a fee pursuant to the Services Agreement. These amounts may be payable to our advisor and the Service Provider in the form of a promissory note bearing interest at the then-current rate, as determined in good faith by a majority of our board of directors, including a majority of our independent directors, or in the form of capital stock that was listed on a national securities exchange, valued at the same price per share as that used to determine market value.

We will repurchase the A Shares held by stockholders not electing to exchange their shares for K Shares (or successor securities) at a repurchase price determined as if we liquidated and received liquidation proceeds equal to the market value. Specifically, the aggregate repurchase price for A Shares will equal:

(1)	any accumulated, accrued, and unpaid common ordinary distributions on the A Shares (excluding A Shares exchanged or to be exchanged for K Shares or successor securities), limited to the excess of the market value over the sum of (a) the liquidation preference on our K-I Shares, K Shares, K-T Shares and parity securities outstanding as of the listing (excluding K Shares issued in exchange for A Shares as described above) plus (b) the deferred asset management, acquisition and disposition fees and interest thereon; plus

(2)	the aggregate stated value ($10.00 per A Share) of the outstanding A Shares (not otherwise exchanged for K Shares or successor securities) immediately prior to listing, limited to the excess of the market value over the sum of (a) the liquidation preference on our K-I Shares, K Shares, K-T Shares and parity securities outstanding as of the listing (excluding K Shares issued in exchange for A Shares), plus (b) the deferred fees and interest thereon, plus (c) the accumulated, accrued, and unpaid common ordinary distributions on our A Shares (excluding A Shares exchanged or to be exchanged for K Shares or successor securities); plus

(3)	37.5% of the excess, if any, of the market value over the aggregate of (a) the liquidation preference on our K-I Shares, K Shares, K-T Shares and parity securities outstanding as of the listing (excluding K Shares issued in exchange for A Shares), plus (b) the above-described deferred asset management, acquisition, and disposition fees and interest thereon, plus (c) the accumulated, accrued, and unpaid common ordinary distributions on our A Shares (excluding A Shares exchanged or to be exchanged for K Shares or successor securities) plus (d) the aggregate stated value of the outstanding A Shares (not otherwise exchanged for K Shares or successor securities) immediately prior to the listing.

If the market value exceeds the aggregate of  (a) the liquidation preference on our K-I Shares, K Shares, K-T Shares and parity securities outstanding as of the listing (excluding K Shares issued in exchange for A Shares), plus (b) the deferred asset management, acquisition and disposition fees and interest thereon, plus (c) the accrued common ordinary distributions on our A Shares (excluding A Shares exchanged or to be exchanged for K Shares or successor securities), plus (d) the aggregate stated value of the outstanding A Shares (not otherwise exchanged for K Shares or successor securities) immediately prior to the listing, we will repurchase the B Shares for an amount equal to 12.5% of such excess, payable to such holders of B Shares pro rata in accordance with the number of B Shares. If the market value does not support payment of such amounts, the B Shares will be repurchased and canceled for no consideration.

All payments of the repurchase price, if any, and whether on the A Shares or the B Shares, will be in the form of a promissory note bearing interest at the then-current rate or in the form of shares of our capital stock listed on a national securities exchange, valued at the same price per share as that used to determine market value. Our board of directors, including a majority of our independent directors, will determine the form of consideration and the then-current interest rate on any promissory note.

If the balances of any promissory notes issued in payment of the above amounts (whether in respect of deferred fees and interest thereon or in respect of the repurchase of A Shares or B Shares) have not been paid in full within five years from the date the advisory agreement was terminated, then our advisor, Service Provider, their successors or assigns, and any other holders of A Shares receiving promissory notes, may elect to convert the unpaid balance of the notes, including accrued but unpaid interest, into K Shares (or successor securities) at a value per K Share (or successor security) as determined in accordance with the following paragraph. Promissory notes not redeemed will mature on the eighth anniversary of the date the advisory agreement was terminated.

If the K Shares (or such successor securities) are then listed on a national securities exchange, the conversion will occur at a price per share equal to the average closing price of the K Shares (or such successor securities) over the ten trading days immediately preceding the date of such election. If such securities are not then listed, the conversion will occur at a price per share equal to the most recently determined NAV per K Share, as adjusted in good faith by our board of directors (including a majority of our independent directors).

Plan of Liquidation

If we do not begin the process of achieving a liquidity event by the seventh anniversary of the termination of this offering, our charter requires a majority of our board of directors, including a majority of our independent directors, to adopt a resolution declaring that a plan of liquidation of our company is advisable and directing that the plan of liquidation be submitted for consideration at either an annual or special meeting of stockholders, unless the adoption of a plan of liquidation by our board of directors and submission of such plan to stockholders is postponed by a vote of a majority of our board of directors and a majority of the independent directors. If we submit a plan of liquidation to our stockholders, holders of K-I Shares, K Shares, K-T Shares and A Shares voting together as a single class, will each be entitled to one vote for each such share held as of the record data established by our board of such vote. If we have sought and failed to receive approval of such stockholders of a plan of liquidation, we will continue operating and, upon the written request of the holders of K-I Shares, K Shares, K-T Shares and A Shares owning in the aggregate not less than 10% of the then outstanding K-I Shares, K Shares, K-T Shares and A Shares, the plan of liquidation will be submitted for consideration by proxy statement to such stockholders up to once every two years.

Market conditions and other factors could cause us to delay our liquidity event beyond the seventh anniversary of the termination of this or a public offering. Even after we decide to pursue a liquidity event, we are under no obligation to conclude our liquidity event within a set time frame because the timing of our liquidity event will depend on real estate market conditions, financial market conditions, U.S. federal income tax consequences to stockholders, and other conditions that may prevail in the future. We also cannot assure you that we will be able to achieve a liquidity event.

Prior to the completion of a liquidity event, our share repurchase program may provide a limited opportunity for you to have your K-I Shares, K Shares or K-T Shares repurchased, subject to certain restrictions and limitations, at a price which may reflect a discount from the purchase price you paid for the shares being repurchased. See “— Share Repurchase Program” above for a detailed description of our share repurchase program.